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                                                                      EXHIBIT 99

[LETTERHEAD OF DAUPHIN DEPOSIT APPEARS HERE]                              NEWS



FOR IMMEDIATE RELEASE                                   CONTACT:  N. Bruce Pinto
January 24, 1994                                                  Vice President
                                                                  (717) 255-2066


            DAUPHIN DEPOSIT AUTHORIZES 1,000,000 SHARE REPURCHASE;
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                          DECLARES QUARTERLY DIVIDEND
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     Harrisburg, PA, January 24, 1994...Dauphin Deposit Corporation announced that its board of directors declared a regular quarterly cash dividend and authorized the repurchase of up to 1,000,000 shares of the Corporation's common stock. Dauphin presently has 32,507,414 shares outstanding.

     The quarterly dividend of $.23 per share will be paid on April 15, 1994 to shareholders of record March 25, 1994.

     Dauphin expects to use available cash to fund the share repurchases which will be made from time to time on the open market or in privately negotiated transactions. The Corporation said that the shares purchased under the authorization would be used for general corporate purposes, including the Corporation's Employee Stock Purchase Plan, Stock Option Plan and other appropriate uses.

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     Dauphin Deposit Corporation, with $4.9 billion in assets and headquartered in Harrisburg, Pennsylvania, is the parent company of Dauphin Deposit Bank and Trust Company, which includes the Bank of Pennsylvania and the Valleybank Divisions, and Farmers Bank and Trust Company of Hanover. Other subsidiaries of Dauphin are: Hopper Soliday & Co., Inc.; Dauphin Life Insurance Company; Dauphin Investment Company; Farmers Mortgage Corporation; Financial Realty, Inc.; and FARMCO Realty, Inc.

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